Exhibit 10.9

Addendum to Master Franchise Agreement

This is an Addendum (“Addendum”) to the Master Franchise Agreement dated November 20, 2018 executed on November 29, 2018 by and between the following:

Smaaash Entertainment Private Limited, company incorporated under the provision of the Companies Act, 1956, having its Registered Office at 2nd Floor, Trade View Building, Oasis Complex, P.B. Marg, Lower Parel, Mumbai 400013 (hereinafter referred to as “Franchisor/Smaaash India” which expression shall unless be repugnant to its context or meaning thereof shall include its assign) of the First Part;

And

Smaaash Entertainment Inc., formerly known as I-AM Capital Acquisition Company, a company incorporated in the United States of America, having its office at 1345 Avenue of the Americas, 11th floor, New York, 10105 (hereinafter referred to as “Franchisee” which expression shall unless be repugnant to its context or meaning thereof shall include its assign) of the Second Part.

Smaaash India and the Franchisee shall be individually referred as ‘Party’ and collectively as ‘Parties’ in this Agreement.

WHEREAS:

A.	Smaaash India and the Franchisee have entered into a Master Franchise Agreement on November 20, 2018.

B.	In consideration of the mutual covenants between the Parties, both the Parties have agreed to amend and incorporate few clauses of the Master Franchise Agreement.

C.	The Parties have agreed to enter into this Addendum on following terms and conditions.

NOW, THEREFORE, the Parties agree as follows:

1.	The defined term “Franchisor” referred to Smaaash Entertainment Private Limited in the Master Franchise Agreement shall stand replaced and now be referred as “Franchisor/Smaaash India”.

2.	Smaaash India is engaged in the business of running gaming and entertainment centers and operates its business under the brand name “Smaaash” in India and abroad. Smaaash India is the sole owner of the brand “Smaaash”.

3.	Smaaash India grants exclusive rights to the Franchisee to set up family and entertainment centres under the name – “Total Sports Centre” in United States of America in which 51% of the investment shall be borne by the Franchisee and 49% by Smaaash India for each such Centres.

4.	Smaaash India shall be solely responsible for identifying the locations for setting up, managing and controlling the Total Sports Centres and shall carry out all the fit out requirements for the same. The Franchisee shall not be entitled to set up any new Centres without consulting with, and obtaining the prior written consent from Smaaash India.

5.	Total Sports Centres can use the brand “Smaaash” so long as Smaaash India is in charge of management control of these centers.

6.	The Landlord of each location of the Centre shall provide a Tenancy Improvement Allowance (TIA) of $60 per square feet to the Centres.

7.	The Games and other equipment required to operate Total Sports Centres shall be supplied by the Smaaash India and intimated to the Franchisee. All costs in relation to shipping of the Games and traveling, lodging, boarding for the Smaaash India’s staff in relation to the installation of the Games shall be borne by the respective Centre.

8.	All the management team for these centers will be appointed by Smaaash India on such terms and conditions as deem fit for Smaaash India.

9.	Smaaash India will get 3% of the net revenue for each centre, subject to conditions to be confirmed by the parties..

10.	All other terms and conditions of the Master Franchise Agreement, shall remain unchanged and in force unless contradicting with this Addendum. In case of any contradiction with the clauses of Master Franchise Agreement and this Addendum the clauses of this Addendum shall prevail.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

SMAAASH ENTERTAINMENT PRIVATE LIMITED

By:	/s/ Shripal Morakhia

Name:	Shripal Morakhia

Title:

I-AM CAPITAL ACQUISITION COMPANY

By:	/s/ F. Jacob Cherian

Name:	/s/ F. Jacob Cherian

Title:	Chief Executive Officer